Exhibit 10(B)

                                  CONFIDENTIAL

                            THE MIDDLEBY CORPORATION
                               SEVERANCE AGREEMENT

The Middleby Corporation ("Middleby") and Selim A. Bassoul ("Employee") enter into this severance agreement on this 16th day of April 2002. In recognition of the Employee's past and continued service to The Middleby Corporation, Middleby agrees to provide the Employee with two years of base salary severance and two years of normal employer provided health insurance in the event of the Employee's involuntary termination of employment from Middleby for any reason other than Cause. Cause shall mean gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, substance abuse, or commission of a felony.

This two-year base salary severance and health insurance guarantee to the Employee will also be in effect in the event of a Change of Control of Middleby and shall be considered a liability of the successor owner of Middleby. In the event of a Change of Control of Middleby, Employee shall have the right at any time within the six-month period immediately following the Change of Control to terminate his employment by providing written notice to Middleby or its successor. Upon providing such notice of termination Employee shall be entitled to receive two years of base salary severance and two years of normal employer provided health insurance. For purposes of this agreement a Change of Control shall mean any 25 percentage point increase in the percentage of outstanding voting securities of The Middleby Corporation hereafter held by any person or group of persons who agree to act together for the purpose of acquiring, holding, voting or disposing of such voting securities as compared to the percentage of outstanding voting securities of The Middleby Corporation held by such person or group of persons on the date hereof.

            Example: On April 16, 2002 individual A owns 2.42% of the total outstanding voting securities of The Middleby Corporation. Thereafter, individual A commences a series of open market and private purchases, and on September 16, 2002 for the first time his holdings exceed 27.42% of the outstanding voting securities of The Middleby Corporation. A Change of Control occurs on September 16, 2002.

This agreement supersedes the Severance Agreement dated May 16, 2001 between the parties hereto. This agreement expires December 31, 2006.


----------------
SELIM A. BASSOUL

THE MIDDLEBY CORPORATION

By:
     ---------------------------------
     William F. Whitman, Jr., Chairman